The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

MOSAIC ANNOUNCES EARLY CLOSURE OF ESTERHAZY K1 AND K2 SHAFTS,
PLANNED RESUMPTION OF PRODUCTION AT COLONSAY

TAMPA, FL, June 4, 2021 - The Mosaic Company (NYSE: MOS), today announced that it is immediately closing the K1 and K2 potash mine shafts at Esterhazy. Closing K1 and K2 are key pieces of the transition to K3 but the timeline for the closure has been accelerated by nine months due to a recent acceleration of brine inflows.
The company is planning to resume production at the Colonsay potash mine and recalling workers as soon as practical. This restart will offset a portion of the production lost by the early closure of the K1 and K2 shafts at Esterhazy, and position the company to take advantage of the expected strong potash markets in 2022 and beyond. By March of 2022, the company’s annualized potash production could increase by 2 million tonnes from 2020 levels, as Esterhazy K3 ramps up to full capacity and Colonsay returns to service.
As a result of these operational changes, the company expects to eliminate brine management expenses after July 2021 and materially increase 2022 available potash capacity to take advantage of the expected potash market strength. During the expected transition period of July 2021 to March 2022, the company anticipates its potash production to be reduced by approximately one million tonnes. By mid-2022, available annualized operational MOP capacity is expected to be 10.5 million tonnes.
“Mosaic has been managing inflows at Esterhazy since 1985, and has accelerated the development of the K3 shafts to allow for the ultimate closure of the K1 and K2 shafts,” said Joc O’Rourke, President and Chief Executive Officer. “For the last decade, we’ve run scenarios that relate to the early closure of these shafts. As a result of that planning, we expect to end up in a stronger position than ever in 2022.”
In the second quarter of 2021, the company expects to record costs related to the following: $20-$25 million in brine management cash costs to cover initial efforts to manage the accelerated inflows; $80-$100 million in noncash charges for asset write downs for the remaining mining asset values at K1 and K2; and $50-$100 million in a noncash asset retirement obligation reserve increase for the permanent closure of the underground works at K1 and K2.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at
www.mosaicco.com.
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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk realized at Mosaic’s Esterhazy, Saskatchewan, potash mine described in this release with regard to brine inflows could occur at our other potash shaft mines in Colonsay, Saskatchewan and in Carlsbad, New Mexico; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties; the economic impact and operating impacts of the coronavirus (Covid-19) pandemic; the potential drop in oil demand/production and its impact on the availability and price of sulfur; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The

Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Contacts:
The Mosaic Company
Media:
Ben Pratt, 813-775-4206
benjamin.pratt@mosaicco.com
or
Investors:
Laura Gagnon, 813-775-4214
Paul Massoud, 813-244-0669
investor@mosaicco.com